UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2025

Commission File Number	Name of Registrant, Address of Principal Executive Offices and Telephone Number	State of Incorporation	IRS Employer Identification No.

1-16681	Spire Inc. 700 Market Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504

1-1822	Spire Missouri Inc. 700 Market Street St. Louis, MO 63101 314-342-0500	Missouri	43-0368139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act (only applicable to Spire Inc.):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock $1.00 par value	SR	New York Stock Exchange LLC

Depositary Shares, each representing a 1/1,000th interest in a share of 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $25.00 per share	SR.PRA	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 21, 2025, Spire Missouri Inc. (“Spire Missouri”), a wholly-owned subsidiary of Spire Inc., entered into a Bond Purchase Agreement, dated April 21, 2025 (“Bond Purchase Agreement”), among Spire Missouri and certain institutional purchasers (“Bond Purchasers”) pursuant to which Spire Missouri will issue and sell to the Bond Purchasers in a private placement exempt from registration under the Securities act of 1933, as amended, $90 million in aggregate principal amount of its First Mortgage Bonds due September 15, 2030 (the “2030 Bonds”) and $60 million in aggregate principal amount of its First Mortgage Bonds due September 15, 2032 (the “2032 Bonds” and together with the 2030 Bonds, the “Bonds”). Spire Missouri has provided prior written notice to the Bond Purchasers that the closing date will occur no later than May 1, 2025. The 2030 Bonds will bear interest at a rate of 4.88% per annum. The 2032 Bonds will bear interest at a rate of 5.12% per annum. The interest on the Bonds is payable semi-annually on the 15th day of March and September of each year. The Bonds are secured by a Mortgage and Deed of Trust, dated as of February 1, 1945 (as amended and supplemented heretofore, the “Mortgage”), under which Regions Bank is the present Trustee. The Mortgage will be supplemented by a Fortieth Supplemental Indenture that will be dated on or about the date of issuance of the Bonds. The Bonds will rank equal in right to payment with all other first mortgage bonds issued under the Mortgage. Spire Missouri will use the proceeds from the sale of the Bonds for general corporate purposes.

The Bond Purchase Agreement contains provisions similar to those in other supplemental indentures to the Mortgage, including, among other things, limitations on certain types of liens and the payment of dividends and other restricted payments. It also contains customary events of default, including, without limitation, payment defaults, covenant defaults and certain events of bankruptcy and insolvency. Generally, upon the occurrence of a completed default, the trustee may, and shall if directed by the holders of a majority of first mortgage bonds then outstanding under the Mortgage, accelerate the maturity of the bonds.

The Fortieth Supplemental Indenture provides that Spire Missouri may at its option redeem all or part of the Bonds at 100% of the principal amount of the Bonds to be redeemed, plus a “make-whole amount” determined for the redemption date with respect to such principal amount. The make-whole amount is an amount equal to the excess, if any, of the discounted value of the remaining scheduled payments with respect to the called principal amount of the Bonds over the amount of such called principal, with the discounted value based on a discount factor equal to 0.50% over the yield to maturity of U.S. Treasury securities having a remaining average life comparable to the principal amount called for redemption. In addition, Spire Missouri may redeem (A) the 2030 Bonds in whole at a redemption price equal to 100% of the principal amount of the Bonds beginning (i) September 15, 2030, and (ii) at any time if all or substantially all of its property subject to the Mortgage is taken by eminent domain or sold to a governmental body or its designee; and (B) the 2032 Bonds in whole at a redemption price equal to 100% of the principal amount of the Bonds beginning (i) September 15, 2032, and (ii) at any time if all or substantially all of its property subject to the Mortgage is taken by eminent domain or sold to a governmental body or its designee.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 above and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spire Inc.
Date:	April 21, 2025	By:	/s/ Adam W. Woodard
Adam W. Woodard Executive Vice President and Chief Financial Officer

Spire Missouri Inc.
Date:	April 21, 2025	By:	/s/ Melinda S. Rush
Melinda S. Rush Chief Financial Officer